SIDLEY AUSTIN llp One South Dearborn Street Chicago, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

Founded 1866

Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in this Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 333-198439), as filed with the United States Securities and Exchange Commission on or about February 6, 2015, and the related Prospectus of Seneca Global Fund, L.P.

/s/ Sidley Austin LLP

February 6, 2015

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships